Exhibit 99.4

Email Announcement to Managers

Email to be issued at 6:45 am on Friday, September 16 (day of announcement)

To:	Imagistics Managers
From:	Marc Breslawsky
Subject:	Important Announcement - Océ to Acquire Imagistics. Webcast Today

I have exciting news. Today, Océ N.V., a Netherlands based, global leader in the copier, printer and document management industry, announced that it will launch a friendly tender offer to buy all of the outstanding Imagistics shares. What this means is that Océ will acquire Imagistics if the tender is successful.

If the tender is successful, Imagistics will be named “Océ Imagistics” and will be the largest Océ operating company in North America. Effective January 1, 2006, I will lead Océ’s entire North American business and be elected to Océ’s Executive Board, and Joe Skrzypczak will head up the Océ Imagistics business serving the office market in the United States. The Océ Imagistics headquarters will remain in Trumbull, Connecticut.

What does this mean to the Imagistics employee and customer? From a business perspective, this means that we can serve the high volume, commercial printing, facilities management, and software needs of a global customer base. We will continue the best of breed strategy for our products in segments 1-5, complemented by Océ’s high volume products in segments 5-6. From a personal perspective, for the overwhelming number of Imagistics employees, we do not anticipate major changes.

Océ clearly recognizes the great work that has been done by Imagistics employees since the spin-off from Pitney Bowes. We believe they are attracted to the quality of our people, our business model, and our excellent results over the past three and one half years. The two companies have a common culture and their products and markets complement each other perfectly. We believe this transaction is in the best interests of Imagistics employees, customers, suppliers and shareholders.

To learn more about this exciting opportunity, I invite all employees to tune in to a live WebEx presentation today. The webcast will have slides and I will give a verbal presentation. There will be an opportunity to ask questions following my presentation. Additionally, there will be a series of employee meetings at Trumbull, Denver and Melbourne.

You, as an Imagistics manager, should host my WebEx presentation for your employees in your local conference room - below is the schedule of those webcasts. Instructions on how to access the WebEx presentations are at the end of this message. The presentation and my comments will also be posted on the Employee Portal for access at any time after 5:30 pm eastern time today.

For your information, a separate email is being sent to all Imagistics employees, describing the transaction and outlining the events for today.

I will also host an audio only conference call for all Imagistics managers, including RVPs and Directors, at 3:00 pm eastern time today, to address your additional questions. The conference call number is 1-877-316-8656 and the conference ID is 9559687. Please dial in to the conference call at least 5 minutes in advance of the 3:00 pm scheduled start time.

The following is the schedule for today:

WebEx Presentations:

11:00 am	Managers and employees located in the Eastern
(Eastern time)	time zone

12:00 pm	Managers and employees located in the Central,
(Eastern time)	Mountain, and Pacific time zones (9:00 am Pacific, 10:00 am
Mountain, 11:00 am Central time)

Conference Call:

3:00 pm	RVPs, Directors, Managers Q&A conference call (12:00 pm Pacific,
(Eastern time)	1:00 pm Mountain, 2:00 pm Central time)

Employee Meetings at Large Imagistics Facilities:

Trumbull headquarters - 10:00 am Eastern time

Melbourne facility – 4 sessions beginning at 10:00 am Eastern time

Denver facility - 3 sessions beginning at 9:00 am Mountain time

I recommend that you hold a meeting with your employees immediately after their WebEx presentation to discuss the opportunities presented by this merger and address questions. A Manager’s Guide and Questions & Answers are attached to assist you with the employee meetings. Additionally, you should work with your team to develop a list of customers and/or vendors that should be contacted to inform them of the merger, and decide who should make the appropriate contact. Talking points and sample letters to customers and vendors will be posted on the Employee Portal to assist you with the communications.

I remind you that any inquiries about this transaction from the media or investors are to be forwarded to Jim Magrone, Vice President, Corporate Communications and Investor Relations at 203-365-2361.

This transaction is a great opportunity for Imagistics and I look forward to providing more information to you on the webcast.

Marc

WebEx Instructions:

You will need to access the presentation by computer (for the slides) and phone (for the Q&A session). The following are the dial in instructions:

For Managers and Employees in the Eastern Time Zone - webcast at 11:00 am EDT
 Please click the following link 10 minutes before start time to start your training session.
https://imagistics.webex.com/imagistics/k2/j.php?ED=85968142

Topic:	Imagistics Announcement
Date:	Friday, September 16, 2005
Time:	11:00 am, Eastern Daylight Time

Training session password:	Imagistics0916 (note - passwords are case sensitive)
Session Number:	923 517 256

Teleconference:
US dial in number:	(877) 300-8186
International dial in number:	(734) 414-0268
Participant code:	852076
Conference ID:	BMB4881

For Managers and Employees in the Pacific, Mountain and Central Time Zones - webcast at 12:00 pm EDT
 Please click the following link 10 minutes before start time to start your training session.
https://imagistics.webex.com/imagistics/k2/j.php?ED=85968357

Topic:	Imagistics Announcement
Date:	Friday, September 16, 2005
Time:	12:00 pm, Eastern Daylight Time
Training session password:	Imagistics0916 (note - passwords are case sensitive)
Session Number:	925 898 223

Teleconference:
US dial in number:	(877) 322-9654
International dial in number:	(954) 797-1657
Participant code:	852076
Conference ID:	BMB9500

Please dial in at least 10 minutes prior to your scheduled start time in order to allow enough time for your computer to initiate the WebEx Training Center software.

If you require assistance joining the visual portion of the webcast presentation, please contact WebEx Customer Support at (866) 229-3239. Press 4 and then 2 to be connected to an appropriate support specialist who will help you join a “WebEx Training Center” meeting as a participant. Be sure to have the login information from this email available during your call.

If you have difficulty accessing the audio portion of the webcast presentation after dialing in, an AT&T Teleconference Specialist will automatically come on the line to assist you.

If you have difficulty accessing the audio portion of the webcast at any point during the presentation, press #0 for a list of options including Specialist Support.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer for the outstanding shares of Imagistics common stock described in this announcement has not commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement and a solicitation/recommendation statement filed with the Securities and Exchange Commission. The tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information and should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to all shareholders of Imagistics at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s web site (http://www.sec.gov).